Exhibit 2.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), effective as of June 1, 2021 (the “Effective Date”), is by and among Santa Rosa Consulting, Inc., a Delaware corporation (“Santa Rosa”), SureTest Holdings, LLC, a Delaware limited liability company (“SureTest”), Laura O’Toole, a resident of the State of Florida (“O’Toole”), Mark Scruggs, a resident of the State of Florida (“Scruggs”), Raleigh Brewer, a resident of the State of Tennessee (“Brewer”), Thomas Watford, a resident of the State of Florida (“Watford” and, collectively with O’Toole, Scruggs and Brewer, the “Principals”), and CareCloud Acquisition, Corp., a Delaware corporation (“CareCloud”). Santa Rosa, SureTest, the Principals, and CareCloud are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. SureTest is the sole shareholder of Santa Rosa. The Principals are the sole members of SureTest.

B. Contemporaneously herewith, CareCloud, MedMatica Consulting Associates, Inc., a Pennsylvania corporation (“MedMatica”), and Jerold Howell, a resident of the State of New Hampshire (“Howell”) are entering into an Asset and Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, CareCloud will acquire 100% of the capital stock of MedMatica’s wholly-owned subsidiary, Santa Rosa Staffing, Inc. (“Staffing”), and certain assets of MedMatica for Ten Million Dollars ($10,000,000) in cash on the Closing Date (as defined in the Purchase Agreement), and up to Thirteen Million Dollars ($13,000,000) in cash in earnout payments after the Closing Date (the “Transaction”).

C. MedMatica, Santa Rosa, and SureTest are parties to a certain Agreement Regarding Future Sale Proceeds effective as of January 1, 2021 (together with any amendments or addenda thereto, the “Proceeds Agreement”) entered into in connection with that certain Asset and Stock Purchase Agreement entered into by MedMatica, Santa Rosa, and SureTest effective as of January 1, 2021 (together with any amendments or addenda thereto, the “Existing Agreement”). Pursuant to terms of the Proceeds Agreement, Santa Rosa will receive, and SureTest and the Principals will indirectly receive, a material portion of the consideration that Howell and MedMatica will receive in the Transaction.

D. Based on the foregoing, Santa Rosa, SureTest and the Principals will benefit and derive substantial economic value from the consummation of the Transaction contemplated by the Purchase Agreement.

E. As a condition to the consummation of the Transaction, the Parties agree to certain restrictive covenants as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto intending to be legally bound hereby, agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “CareCloud Business” shall mean the business of providing the following: electronic health records software (“EHR”); revenue cycle management, practice management, business intelligence, and patient engagement software and services; IT “Go Live”, implementation assistance, and training; staff augmentation services; advisory and consultative services of the type historically provided by the MedMatica and/or Staffing; and automation that supports revenue cycle management.

(b) “CareCloud Restricted Parties” shall mean CareCloud, its parent company, subsidiaries, and affiliates.

(c) “EHR Application Support Services” shall mean those types of services being provided by MedMatica and/or Staffing to clients, typically for legacy support electronic health record applications, including level two help desk support and configuration management.

(d) “Non-Competition Period” shall mean the three (3) year period commencing on the Effective Date and ending at 12:01 a.m. on the third anniversary of the Effective Date.

(e) “Non-Solicitation Period” shall mean the two (2) year period commencing on the Effective Date and ending at 12:01 a.m. on the second anniversary of the Effective Date.

(f) “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

(g) “SureTest Business” shall mean the business of providing test automation and training automation services that are delivered in a Managed Service Provider (MSP) environment or business model, other than EHR Application Support Services.

(h) “SureTest Restricted Parties” shall mean SureTest, Santa Rosa, their respective affiliates, and the Principals.

(i) “Territory” shall mean the continental states of the United States of America, Canada and The Bahamas.

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2. Non-Competition.

(a) SureTest Restricted Parties. During the Non-Competition Period, none of the SureTest Restricted Parties shall, on their own behalf and on behalf of each of their respective affiliates, directly or indirectly: (A) engage in or assist any other Person in engaging in the CareCloud Business in the Territory; (B) own, manage or control, or become engaged or serve as a partner, shareholder, member, manager, officer, director, employee, principal, agent, bondholder, creditor, lender, trustee, advisor, representative or consultant of or give financial, technical or other assistance to or otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person, business or enterprise that engages, directly or indirectly, in the CareCloud Business in the Territory; (C) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any contractual obligation in respect of the CareCloud Business to which a CareCloud Restricted Party is a party or from which it benefits; (D) seek to interfere with or adversely affect the ongoing relationships in respect of the CareCloud Business between a CareCloud Restricted Party, on the one hand, and its suppliers, customers, employees, independent contractors and professional and business contacts, on the other hand; and (E) intentionally make any negative, derogatory or disparaging statements or communications regarding the CareCloud Business, a CareCloud Restricted Party, or any of their respective affiliates or employees; provided, however, that the prohibition contained in this Section 2(a) does not prohibit any SureTest Restricted Party from (1) performing any duties or liabilities pursuant to, in furtherance of or in connection with (i) the Proceeds Agreement, the Existing Agreement, or any agreement thereunder, or (ii) any agreement entered into with a CareCloud Restricted Party in connection with the Transaction; (2) owning the equity of any Person provided that (x) the investment is passive, (y) the SureTest Restricted Party has no active involvement with such Person, and (z) the respective interest of the SureTest Restricted Party in such Person is less than 15% of the outstanding equity of such Person; (3) serving on the Board of Directors (or similar governing body) of any Health Information and Management Systems Society (HIMSS), Roshal, any Person that is a private equity firm (or similar business enterprise) so long as such SureTest Restricted Party does not serve as a member of the Board of Directors (or similar governing body) of any of such firm’s portfolio companiesthat engages directly in the CareCloud Business in the Territory, or any other Person with the prior consent of the applicable CareCloud Restricted Party; or (4) engaging in a change of control transaction (by way of asset or equity sale, merger, or otherwise) relative to SureTest, or assisting an Acquirer (as defined in Section 8.3 of the Existing Agreement) of SureTest or its business as an employee or consultant, even if such Acquirer is engaged in CareCloud Business, so long as none of the Principals (i) engages in, or assists such Acquirer with the purpose of providing services or products competitive with the CareCloud Business, (ii) disclose or use any Confidential Information (as defined in the Purchase Agreement) of the CareCloud Restricted Parties other than (x) in accordance with any agreement entered into with a CareCloud Restricted Party in connection with the Transaction, (y) is made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, the Proceeds Agreement, the Existing Agreement, or any agreement thereunder, or this Agreement, (z) as required by any applicable Legal Requirement (as defined in the Purchase Agreement) so long as reasonable prior notice is given to the applicable CareCloud Restricted Party of such disclosure and a reasonable opportunity is afforded to such CareCloud Restricted Party to contest the same, or (iii) engages in or supports any marketing, sales, or promotional activity of the Acquirer to any actual or prospective customer of the CareCloud Restricted Parties for the purpose of providing services or products competitive with the CareCloud Business.

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(b) CareCloud Restricted Parties. During the Non-Competition Period, none of the CareCloud Restricted Parties shall, directly or indirectly: (A) engage in or assist any other Person in engaging in the SureTest Business in the Territory; or (B) own, manage or control, or become engaged or serve as a partner, shareholder, member, manager, officer, director, employee, principal, agent, bondholder, creditor, lender, trustee, advisor, representative or consultant of or give financial, technical or other assistance to or otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person, business or enterprise that engages, directly or indirectly, in the SureTest Business in the Territory; (C) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any contractual obligation in respect of the SureTest Business to which a SureTest Restricted Party is a party or from which it benefits; (D) seek to interfere with or adversely affect the ongoing relationships in respect of the SureTest Business between a SureTest Restricted Party, on the one hand, and its suppliers, customers, employees, independent contractors and professional and business contacts, on the other hand; and (E) intentionally make any negative, derogatory or disparaging statements or communications regarding the SureTest Business, a SureTest Restricted Party, or any of their respective affiliates or employees; provided, however, that the prohibition contained in this Section 2(b) does not prohibit any CareCloud Restricted Party from (1) performing any duties or liabilities pursuant to, in furtherance of or in connection with (i) any transaction document under the Purchase Agreement, or (ii) any agreement entered into with a SureTest Restricted Party in connection with the Transaction; or (2) owning the equity of any Person provided that (x) the investment is passive, (y) the CareCloud Restricted Party has no active involvement with such Person, and (z) the respective interest of the CareCloud Restricted Party in such Person is less than 15% of the outstanding equity of such Person.

3. Non-Solicitation - Employee.

(a) Unless otherwise agreed by the applicable CareCloud Restricted Party, during the Non-Solicitation Period, none of the SureTest Restricted Parties shall, nor shall they permit any of its or their respective affiliates to, directly or indirectly, recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any Person that is during the Non-Solicitation Period, or was at any time during the one (1) year period prior to the Effective Date, an employee, independent contractor, or consultant of a CareCloud Restricted Party, except pursuant to a general solicitation which is not directed specifically to any such employee, independent contractor or consultant.

(b) Unless otherwise agreed by the applicable SureTest Restricted Party, during the Non-Solicitation Period, none of the CareCloud Restricted Parties shall, nor shall they permit any of its or their respective affiliates to, directly or indirectly, recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any Person that is during the Non-Solicitation Period, or was at any time during the one (1) year period prior to the Effective Date, an employee, independent contractor, or consultant of a SureTest Restricted Party, except pursuant to a general solicitation which is not directed specifically to any such employee, independent contractor or consultant.

4. Determination of Breach. The determination as to whether a Party has breached its obligations under Section 2 or 3 shall be made by a court of competent jurisdiction applying the Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction) in accordance with, and subject to the terms of, this Agreement (including, Sections 5 and 11 of this Agreement).

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5. Equitable Relief. The CareCloud Restricted Parties and the SureTest Restricted Parties, as applicable, acknowledge that a breach or threatened breach of Sections 2, 3 or 4 could give rise to irreparable harm to the SureTest Restricted Parties or the CareCloud Restricted Parties, respectively, for which monetary damages may not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any of the CareCloud Restricted Parties or the SureTest Restricted Parties, as applicable, of any such obligations, the SureTest Restricted Parties or the CareCloud Restricted Parties, respectively, may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

6. Reasonableness. The CareCloud Restricted Parties and the SureTest Restricted Parties, as applicable, acknowledge that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect the legitimate business interests of the SureTest Restricted Parties and the CareCloud Restricted Parties, respectively, including their respective goodwill, confidential information, trade secrets, and unique skills and acumen, and constitute a material inducement to the CareCloud Restricted Parties and the SureTest Restricted Parties, as applicable, to enter into this Agreement. In the event that any covenant contained in Sections 2 or 3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court of competent jurisdiction is expressly empowered and directed to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in Sections 2 and 3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7. Consideration. Each of the Parties acknowledges that the consideration for the covenants in Sections 2 and 3 above consists of substantial economic value as provided under the Proceeds Agreement, Existing Agreement, Purchase Agreement, and related transaction documents thereunder. Santa Rosa, SureTest, and the Principals acknowledge that CareCloud would not consummate the transactions contemplated under the Purchase Agreement unless Santa Rosa, SureTest, and the Principals entered into this Agreement. CareCloud acknowledges that Santa Rosa, SureTest, and the Principals would not enter into this Agreement or other agreements with MedMatica related to the transactions contemplated under the Purchase Agreement unless CareCloud entered into this Agreement.

8. Complete Agreement; Modifications. This Agreement and any document referred to herein or executed contemporaneously herewith set forth the entire understanding of the Parties relating to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, with respect to the subject matter hereof. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the Party against which modifications or waiver or amendment or termination is to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time or in one instance shall not be considered to be a continuing waiver.

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9. Successors and Assigns. Except as provided herein to the contrary, this Agreement will be binding upon and inure to the benefit of the Parties, their respective successors and permitted assigns. None of the Parties hereto may assign any of their rights or obligations under this Agreement without the prior written consent of all other Parties hereto.

10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Faxed, photocopied, PDF or digital signatures of the parties are intended to authenticate this Agreement and to have the same force and effect as the use of original manual signatures.

11. Governing Law; Venue. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Delaware. Santa Rosa, SureTest, O’Toole, Scruggs, Brewer, Watford, and CareCloud each hereby submit to the personal jurisdiction of the federal and state courts in the State of Delaware and waive any objection as to venue in the State of Delaware.

[Remainder of Page Intentionally Left Blank]

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Intending to be legally bound hereby, the Parties have executed this First Amendment as of the date first written above.

SANTA ROSA:

SANTA ROSA CONSULTING, INC.

By:	/s/ Laura J. O’Toole
Name:	Laura J. O’Toole
Title:	President

SURETEST:

SURETEST HOLDINGS, LLC

By:	/s/ Laura J. O’Toole
Name:	Laura J. O’Toole
Title:	Chief Executive Officer

CARECLOUD:

CARECLOUD ACQUISITION, CORP.

By:	/s/ Kimberly Blanche
Name:	Kimberly Blanche
Title:	General Counsel

/s/ Laura O’Toole
Laura O’Toole

/s/ Mark Scruggs
Mark Scruggs

/s/ Raleigh Brewer
Raleigh Brewer

/s/ Thomas Watford
Thomas Watford

[Signature Page to Non-Competition and Non-Solicitation Agreement]